EXHIBIT 2.1
SECOND AMENDMENT TO
SECURITIES PURCHASE AGREEMENT
This Second Amendment (this “Amendment”) to the Securities Purchase Agreement by and among the Company and the Purchasers dated as of May 3, 2007, as amended by the Amendment to Securities Purchase Agreement by and among the Company and the Purchasers dated as of August 20, 2007 and the Consent and Release Agreement dated October 24, 2007 (as so amended, the “Agreement”), is made as of December 18, 2007 by and among EasyLink Services International Corporation, a Delaware corporation (the “Company”), and each of the purchasers identified on the signature page hereto (each, a “Purchaser” and, collectively, the “Purchasers”). Capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.
WHEREAS, the Purchasers have indicated to the Company their intent to decline prepayment offers required to be made by the Company on December 17, 2007 and in connection with the sale of RapidFax® assets to J2 Communications;
WHEREAS, the Purchasers have elected to provide the Company with an additional thirty (30) days in which to satisfy the obligation to have the initial Registration Statement declared effective;
WHEREAS, the parties have determined that the definition of Consolidated Interest Expense in Section 1.1 of the Agreement requires certain clarification;
WHEREAS, the parties wish to clarify the timing of prepayment offers with respect to Excess Cash Flow; and
WHEREAS, the parties wish to amend the Agreement as set forth in this Amendment;
NOW, THEREFORE, the parties agree to the following:
1. Declination of certain required prepayment offers; Interpretation of Excess Cash Flow. For purposes of interpreting Section 4.11 of the Agreement, the parties agree that the Company has made the Prepayment Offer required by the last sentence of Section 4.11 and the Prepayment Offer required by Section 4.11 with respect to the Asset Sale arising in connection with the Asset Purchase Agreement by and among the Company, EasyLink Services Corporation, and j2 Global Communications, Inc., and that the Purchasers have declined such Prepayment Offers. For purposes of interpreting clause (2) of the fourth sentence of Section 4.11 of the Agreement, the parties agree that Excess Cash Flow shall be measured at the end of each fiscal quarter of the Company, that the Company has made the Prepayment Offer required by clause (2) of the fourth sentence of Section 4.11 with respect to the Company’s fiscal quarter ended October 31, 2007, and that the Purchasers have declined such Prepayment Offer.
2. Amendment of the definition of “Required Effectiveness Date”. The definition of “Required Effectiveness Date” in Section 1.1 of the Agreement is hereby amended by striking “120th” in clause (i) thereof and replacing it with “150th”.

3. Amendment of the definition of “Consolidated Interest Expense”. The definition of “Consolidated Interest Expense” in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:
“‘Consolidated Interest Expense’ means, with respect to the Company and the Subsidiaries for any period, the sum of gross interest expense (including all cash and accrued interest expense) of the Company and the Subsidiaries for such period on a consolidated basis, but excluding in all cases interest expense solely attributable to the “beneficial conversion feature” (as defined in the governing statements of the Emerging Issues Task Force of the Financial Accounting Standards Board) of the Notes, the Warrants, the Additional Investment Rights and the Additional Notes.”
Except as specifically set forth in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be part of the Agreement as if contained therein.
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Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EASYLINK SERVICES INTERNATIONAL CORPORATION

By:	/s/ Glen E. Shipley

Name: Glen E. Shipley
Title: CFO

PURCHASERS:

YORK CAPITAL MANAGEMENT, L.P.

By:	Dinan Management, LLC, its general partner

By:	/s/ Adam J. Semler

Name: Adam J. Semler
Title: Chief Financial Officer

YORK INVESTMENT LIMITED

By:	York Offshore Holdings, Ltd., its investment manager

By:	/s/ Adam J. Semler

Name: Adam J. Semler
Title: Director

YORK SELECT, L.P.

By:	York Select Domestic Holdings, LLC, its general partner

By:	/s/ Adam J. Semler

Name: Adam J. Semler
Title: Chief Financial Officer

YORK SELECT UNIT TRUST

By:	York Select Offshore Holdings, LLC, its investment manager

By:	/s/ Adam J. Semler

Name: Adam J. Semler
Title: Chief Financial Officer

YORK CREDIT OPPORTUNITIES FUND, L.P.

By:	York Credit Opportunities Domestic Holdings, LLC, its general partner

By:	/s/ Adam J. Semler

Name: Adam J. Semler
Title: Chief Financial Officer